UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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Overstock.com, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) As previously disclosed, on March 5, 2016, Allison H. Abraham informed Overstock.com, Inc. (the “Company”) of her intention to resign from the Board of Directors at the Board meeting expected to be held on or about May 10, 2016.  On May 9, 2016, Ms. Abraham informed the Company that she no longer intends to resign from the Board. Accordingly, Ms. Abraham will remain as a Class III Director whose term expires at the 2017 annual meeting of stockholders.

The following biographical information regarding Ms. Abraham was omitted from the Company’s definitive proxy statement for the 2016 annual meeting of stockholders pursuant to Instruction 3 to Paragraph (a) of Item 401 of Regulation S-K, and is included below as a result of Ms. Abraham’s change of intent to resign. There has been no material change to the biographical information for Ms. Abraham included in the Company’s definitive proxy statement for the 2015 annual meeting of stockholders.

Ms. Abraham has served as a Director of the Company since March 2002 and is currently the President and Founder of The Newton School, a private, non-profit elementary and middle school located in Sterling, Virginia. She is a member of the Compensation Committee and Nominating and Corporate Governance Committee and is the Chairwoman of the Audit Committee. Ms. Abraham managed her own consulting business from October 2001 to November 2008, and has served as a director of privately-held Precision Imaging, Inc. since November 2002. Previously, Ms. Abraham served as President and as a director of LifeMinders, Inc. from May 2000 until October 2001. Prior to joining LifeMinders, Ms. Abraham served as Chief Operating Officer of iVillage Inc. from May 1998 to May 2000. From February 1997 to April 1998, Ms. Abraham was President, Chief Operating Officer and a Director of Shoppers Express. From 1992 to 1996, Ms. Abraham held several marketing and management positions at Ameritech Corporation. She was employed at American Express Travel Related Services in New York City from 1988 to 1992. Ms. Abraham holds a Bachelor of Arts Degree in Economics from Tufts University and a Master’s Degree of Business Administration from the Darden School at the University of Virginia. The specific experience, qualifications, attributes or skills that led the Board to conclude that Ms. Abraham should serve as a director in light of our business and structure were Ms. Abraham’s substantial marketing experience and experience running online marketing companies, including her marketing experience with American Express Travel Related Services, her marketing and management positions with Ameritech Corporation, her experience as Vice President of Sales and Marketing and subsequently as President, Chief Operating Officer and a director of Shoppers Express, her experience as Chief Operating Officer of iVillage Inc., and her experience as President and as a director of LifeMinders, Inc.